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                                                                    Exhibit 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") was originally entered into as of this 17th day of November, 2000 and was amended and restated on April 2, 2001 by and between THOMAS C. O'BRIEN ("O'Brien") and INSURANCE AUTO AUCTIONS, INC., an Illinois corporation ("Company").

                                    RECITALS

     WHEREAS, the Company desires to employ O'Brien and O'Brien desires to be employed by the Company upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

     1. EMPLOYMENT. The Company hereby employs O'Brien, and O'Brien hereby accepts employment with the Company, as President and Chief Executive Officer, with authority over the day to day operations of the Company and its operating subsidiaries. The Company agrees to take all action necessary to nominate and elect O'Brien as a director of the Company as soon as possible following his commencement of employment. O'Brien shall be the highest ranking executive of the Company and shall be subject to the direction and control of the Board of Directors of the Company (the "Board"). O'Brien shall devote all of his business time and services to the business and affairs of the Company. O'Brien shall also perform such other executive-level duties consistent with his position as President and Chief Executive Officer as may be assigned to him from time to time by the Board, including, without limitation, serving as a member of any Board Committee if the Board shall elect O'Brien to such positions, and serving as an officer and/or director of the Company's operating subsidiaries. The duties and services to be performed by O'Brien hereunder shall be substantially rendered at the Company's principal offices as determined by the Board, except for reasonable travel on the Company's business incident to the performance of O'Brien's duties.

     2. COMPENSATION. As compensation for O'Brien's services provided hereunder, the Company agrees to provide the following compensation:

     2.1. BASE SALARY. While this Agreement is in effect, the Company agrees to pay to O'Brien a base salary at the rate of $350,000 per annum commencing on the date hereof ("Base Salary"). The Base Salary shall be subject to annual review by the Board and may be increased by the Board in their sole and absolute discretion but may not be decreased. Such salary shall be payable to O'Brien in such equal periodic payments as the Company generally pays its employees, but in no event less frequently than monthly.

     2.2. PERFORMANCE INCENTIVE. As additional compensation for performance of the services rendered by O'Brien during the term of this Agreement, the Company will pay to O'Brien, in cash, a performance incentive amount equal to at least 40% of O'Brien's annual salary based upon the achievement of objectively quantifiable and measurable goals and

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objectives which shall be determined, in advance, by the Board with respect to each fiscal year of the Company. O'Brien may receive in excess of 40% of his annual salary as a performance incentive if his performance exceeds the goals and objectives determined by the Board. Amounts paid to O'Brien pursuant to this
Section 2.2 are hereinafter referred to as "Incentive Compensation."

     2.3. OPTIONS. The Company shall cause the Committee delegated by the Board to administer the Option Plan (as defined below) to grant to O'Brien an option to purchase 300,000 shares of the Company's common stock (the "Option"). The Option shall be granted under the Company's 1991 Stock Option Plan, as amended (the "Option Plan"). The exercise price of the Option granted pursuant to this
Section 2.3 shall be equal to 100% of the fair market value of the common stock on the close of business on the day before the day that O'Brien becomes employed by the Company subject to the vesting and termination provisions described below. The Option shall become exercisable in four equal annual installments beginning on the first anniversary of the grant date, and shall be subject to the usual terms and conditions of options issued pursuant to and in accordance with the Option Plan.

     2.4. BENEFITS. During the term of his employment or for such time as otherwise provided in this Agreement, O'Brien shall be entitled to participate in such vacation, auto allowance, benefit plans, fringe benefits, life insurance, medical and dental plans (beginning on the first day of employment), retirement plans and other programs as are offered from time to time by the Company and are described in the Company's employee benefit handbooks. O'Brien shall be entitled to four weeks of paid vacation each calendar year, subject to any limitations on carryover of unused vacation generally applicable to employees. The Company will pay for the non-equity portion of a membership in and reimburse reasonable dues for a golf club membership in a golf club to be mutually agreed upon by the Company and O'Brien. O'Brien shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. In connection with expenses pursuant to this Section 2.4, the Company shall reimburse O'Brien for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

     2.5. INDEMNIFICATION. The Company shall indemnify O'Brien in accordance with the terms of the Company's standard form of Indemnification Agreement.

     3.   TERMINATION.

     3.1. AT WILL NATURE OF EMPLOYMENT. Employment with the Company is not for a specific term and can be terminated by O'Brien or the Company at any time for any reason, with or without cause. Any contrary representations that may have been made or that may be made to O'Brien are superseded by this Agreement. In addition, this Agreement shall terminate by reason of O'Brien's death or the substantial inability of O'Brien, by reason of physical or mental illness or accident, to perform his regular responsibilities hereunder indefinitely or for a period of one hundred eighty (180) days (a "Disability").


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     3.2. COMPANY'S OBLIGATIONS ON TERMINATION APART FROM A CHANGE OF CONTROL.

          (a) NO OBLIGATIONS OTHER THAN AS REQUIRED BY LAW FOR VOLUNTARY TERMINATION OR CAUSE. The Company shall have no obligations to pay O'Brien any severance payments or continue to cover O'Brien and/or his beneficiaries under the Company's health plan (other than as required by law) if this Agreement is terminated for any of the following reasons:

               (i) VOLUNTARY TERMINATION. O'Brien voluntarily terminates this Agreement for any reason; or

               (ii) CAUSE. The Company terminates O'Brien's employment at any time during the term of this Agreement for Cause. For purposes of this Agreement, "Cause" shall mean:

                    (A) the willful and continued failure of O'Brien to perform substantially his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to medically-documented illness or injury), 30 days after a written demand for substantial performance is delivered to O'Brien by the Board which specifically identifies the manner in which the Board believes that O'Brien has not substantially performed his duties; or

                    (B) the engaging by O'Brien in illegal conduct or gross
               misconduct which is demonstrably injurious to the Company,

          in each case as determined in the good faith opinion of the Board.

          (b) DEATH AND DISABILITY OBLIGATIONS. If this Agreement is terminated due to death or Disability, the Company shall pay to O'Brien (or his legal representatives as the case may be) the specific obligations as set forth below:

               (i) DEATH. O'Brien's employment shall terminate automatically upon O'Brien's death. If O'Brien's employment under this Agreement is terminated by reason of his death, the Company's sole obligation to O'Brien's legal representatives shall be to pay or cause to be paid, within thirty (30) days of the Date of Termination (as hereinafter defined), to such person or persons as O'Brien shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of O'Brien's Accrued Obligations (as hereinafter defined). Any amounts payable under this Section 3.2(b)(i) shall be exclusive of and in addition to any payments or benefits which O'Brien's widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, any employee benefit plan, equity incentive plan or life insurance policy maintained by the Company.

               (ii) DISABILITY. If the Disability of O'Brien occurs, the Company may give to O'Brien written notice in accordance with Section 6.1 of this Agreement of its intention to terminate O'Brien's employment. In such event, O'Brien's employment with the Company shall terminate effective on the 30th day after receipt of such notice by O'Brien (the "Disability Effective Date"), unless within

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          the 30-day period after such receipt, O'Brien returns to full-time performance of his duties. The Company's sole obligation to O'Brien shall be payment of Accrued Obligations (as hereinafter defined) and the timely payment or provision of other benefits, including disability and other benefits provided by the Company to disabled executives and/or their families in accordance with such Company plans, programs, practices and policies relating to disability, if any.

          (c) OBLIGATIONS FOR ALL OTHER TERMINATION REASONS. For any other reason, upon the termination of this Agreement and O'Brien's employment hereunder apart from a Change of Control, the Company shall pay to O'Brien an amount equal to the sum of (i) O'Brien's annual base salary at the time O'Brien's employment is terminated; plus (ii) O'Brien's average annual bonus received over the eight (8) fiscal quarters of the Company immediately preceding Company's fiscal quarter during which O'Brien's employment is terminated, without exceeding O'Brien's target bonus for Company's fiscal year during which O'Brien's employment is terminated, provided, however, that O'Brien shall receive his target bonus if he is terminated within his first eight (8) fiscal quarters with the Company; plus (iii) O'Brien's auto allowance for the Company's fiscal year during which O'Brien's employment is terminated. In addition, the Company shall provide, at Company's expense, continued coverage for O'Brien and his beneficiaries for a period extending through the earlier of the date O'Brien begins any subsequent full-time employment for pay and the date that is one (1) year after O'Brien's termination of employment, under the Company's health plan covering O'Brien and O'Brien's beneficiaries, provided that O'Brien properly elects coverage pursuant to Title I, Part 6 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA").

     3.3. COMPANY'S OBLIGATIONS ON TERMINATION DUE TO A CHANGE OF CONTROL.

          (a)  DEFINITIONS.

               (i) For purposes of this Agreement, a "Change of Control" shall mean:

                    (A) the acquisition by any individual, entity or group
               (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (for the purposes of this Section 3.3, a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control; or

                    (B) individuals who, as of the date hereof, constitute the
               Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than an individual whose initial assumption of office occurs as a result of an


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               actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) who becomes a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                     (C) consummation of a reorganization, merger or
               consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                     (D) approval by the shareholders of the Company of a
               complete liquidation or dissolution of the Company.

               (ii) For purposes of this Agreement, "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

               (iii) For purposes of this Agreement, "Involuntary Termination" shall mean O'Brien's voluntary termination following (A) a change in O'Brien's position with the Company which materially reduces O'Brien's level of responsibility, (B) a reduction in O'Brien's level of compensation (including Base Salary and targeted Incentive Compensation), (C) a change in O'Brien's place of employment, which is more than seventy-five (75) miles from O'Brien's place of employment prior to the change, provided and only if such change or reduction is effected without O'Brien's written concurrence or (D) following a Change of Control (or following the last of a series of related Changes of Control including, but not limited to, an acquisition described in Section 3.3(i)(a)(A) followed by a Business Combination) or following a Corporate Transaction (as defined in the Option Plan), O'Brien's failure to receive within 60 days of such date a stock option grant or similar incentives (the "New Option") which provides him with at


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          least an aggregate of 2.5% (at the time of such grant) of the common stock of the successor to the Company (after giving effect to all management options and similar incentives granted in conjunction with the New Option). This 2.5% aggregate amount shall be determined after adding back in any other outstanding options or similar incentives of the Company or the successor to the Company granted to O'Brien. The New Option shall have a per share exercise price equal to the per share price paid by the acquirer in such Change of Control (or series of related Changes of Control), or Corporate Transaction.

               (iv) For purposes of this Agreement, "Date of Termination" shall mean (A) if O'Brien's employment is terminated by the Company for Cause, or by O'Brien, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (B) if O'Brien's employment is terminated by the Company for other than for Cause or Disability, the date on which the Company notifies O'Brien of such termination and (C) if O'Brien's employment is terminated by reason of death or Disability, the date of death of O'Brien or the Disability Effective Date, as the case may be.

               (v) For proposes of this Agreement, "Accrued Obligations" shall mean the sum of (A) O'Brien's Base Salary through the date of Termination to the extent not theretofore paid, (B) the greater of (I) the product of (x) any Incentive Compensation paid to or deferred by O'Brien for the fiscal year preceding the fiscal year in which O'Brien's Date of Termination occurs (annualized in the event that O'Brien was not employed by the Company for the whole of such fiscal year) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (II) average of the past three (3) years' annual bonuses, provided, however, that O'Brien shall receive his target bonus if he is terminated within his first eight (8) fiscal quarters with the Company (such greater amount being the "Highest Annual Bonus") and (C) any compensation previously deferred by O'Brien (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. Notwithstanding the foregoing, in no event will O'Brien be entitled to a duplication of any Incentive Compensation payments.

          (b) SEVERANCE BENEFITS FOR TERMINATION WITHIN TWO (2) YEARS OF A CHANGE OF CONTROL. If O'Brien's employment with the Company terminates by reason of O'Brien's Involuntary Termination (as defined in Section 3.3(a)(iii) above) or termination by the Company without Cause (as defined in Section 3.2(a)(iii) above) within two (2) years of the effective date of the Change of Control, O'Brien shall be entitled to receive the following:

               (i) Company must pay O'Brien an amount equal to 150% of the sum of (A) O'Brien's Base Salary and (B) his Highest Annual Bonus;

               (ii) Company shall also pay O'Brien any Accrued Obligations; and


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               (iii) Company shall provide, at its expense, continued coverage of O'Brien and O'Brien's beneficiaries for eighteen (18) months after the Date of Termination or until O'Brien commences any full-time employment, whichever comes first, under the Company's health plan covering O'Brien and O'Brien's beneficiaries, provided, however, that O'Brien properly elects coverage pursuant to COBRA.

          (c) SEVERANCE BENEFITS FOR TERMINATION AFTER THE SECOND YEAR FOLLOWING A CHANGE OF CONTROL. If O'Brien is terminated after the second year following a Change of Control, the Company's obligations shall be as set forth in Section 3.2 of this Agreement.

          (d) STOCK OPTIONS AFTER A CHANGE OF CONTROL. All of O'Brien's outstanding stock options to purchase Company common stock shall accelerate and become fully exercisable upon a Change of Control or Corporate Transaction (as defined in the Option Plan).

     3.4. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY; EXCISE TAX GROSS-UP. A "Gross-Up Payment" (as defined below) shall be made to O'Brien when payments of compensation payable to O'Brien on termination of employment in connection with a Change of Control, including, without limitation, the vesting of an option or other non-cash benefit or property, whether pursuant to the terms of any applicable plan, arrangement or agreement with the Company or any of its affiliated companies (the "Total Payments'") would trigger a tax imposed on O'Brien under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax").

     For purposes hereof, the Gross-Up Payment shall mean a payment to O'Brien in such amount as is necessary to ensure that the net amount retained by O'Brien, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this
Section 3.4, but before reduction for any federal, state or local income or employment tax on the Total Payments, shall be equal to the Total Payments.

     3.5. EXCLUSIVE BENEFITS. If more than one benefit due to termination becomes payable under Sections 3.2 or 3.3, the greatest of such benefits shall become payable to the exclusion of all other such benefits and shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company. Notwithstanding anything in the prior sentence to the contrary, O'Brien shall be entitled to benefits and incentives under all benefit plans and equity incentive plans, policies and programs (except as expressly excluded herein, including, without limitation, Section 2.3 of this Agreement) according to the terms of such benefit plans and equity incentive plans, policies and programs as in effect from time to time, including any acceleration of vesting provisions in the Company's option plans, provided, however, that O'Brien is not and shall not become a "Participant" as that term is defined in the Company's Executive Severance Plan for Officers, effective as of August 9, 2000 and therefore shall not be eligible for any benefits under the Executive Severance Plan for Officers.

     4. INVENTIONS AND CREATIONS. O'Brien agrees that all inventions, discoveries, improvements, ideas and other contributions (herein called collectively "Inventions") whether or


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not copyrighted or copyrightable, patented or patentable, or otherwise protectable in law, which are conceived, made, developed or acquired by O'Brien, either individually or jointly, during his employment with the Company or any of its subsidiaries, and which relate in any manner to the business of the Company or any of its subsidiaries, shall belong to the Company and O'Brien does hereby assign and transfer to the Company his entire right, title and interest in the Inventions. O'Brien agrees to promptly and fully disclose the Inventions to the Company, in writing if requested by the Company, and to execute and deliver any and all lawful application, assignment and other documents which the Company requests for protecting the Inventions in the United States or any other country. The Company shall have the full and sole power to prosecute such applications and to take all other action concerning the Inventions, and O'Brien will cooperate fully within a lawful manner, at the expense of the Company, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Inventions. The provisions of this
Section 4 shall survive the termination of this Agreement.

     5.   NON-COMPETITION; NON-SOLICITATION; CONFIDENTIAL INFORMATION.

     5.1. NON-COMPETITION AGREEMENT. O'Brien hereby acknowledges and agrees that the Company actively engages in its business throughout all of North America. Accordingly, O'Brien agrees that during the Non-Competition Period (as defined below), O'Brien will not, directly or indirectly, whether as a partner, officer, stockholder, advisor, employee or otherwise, promote, participate, become employed by, or engage in any activity or other business similar to the Company's business or any entity engaged in a business competitive with the Company's business in any state within the United States as well as in Canada or Mexico. If O'Brien fails to comply with the provisions of this Section 5.1, the Company may, in addition to pursuing all other remedies available to the Company under law or in equity as a result of such breach, cease payment of all severance benefits under Section 3. For purposes hereof, "Non-Competition period" shall mean the period commencing on the date hereof and ending eighteen
(18) months after the later of the termination of O'Brien's employment hereunder (including the expiration of this Agreement) or O'Brien's submission of his resignation, or removal of O'Brien as Chief Executive Officer of the Company and the Company's payment and provision of Change of Control severance benefits pursuant to Section 3.3.

     5.2. NON-SOLICITATION AGREEMENT. During the term of this Agreement and for a period of eighteen (18) months thereafter, O'Brien shall not, directly or indirectly, individually or on behalf of any Person (as defined below) solicit, aid or induce (a) any then current employee of the Company to leave the Company in order to accept employment with or render services for O'Brien or such Person or (b) any customer, client, vendor, lender, supplier or sales representative of the Company or similar persons engaged in business with the Company to discontinue the relationship or reduce the amount of business done with the Company. "Person" means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body.

     5.3. CONFIDENTIAL INFORMATION. O'Brien acknowledges and agrees that he is in possession of and will be exposed to during the course of, and incident to, his employment by and affiliations with the Company, Confidential Information (as defined herein) relating to the Company and its affiliated companies. For purposes hereof, "Confidential Information" shall


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mean all proprietary or confidential information concerning the business, finances, financial statements, curricula, properties and operations of the Company and its affiliated companies, including, without limitation, all customer and prospective customer and supplier lists, knowhow, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the Company and its affiliated companies (including, without limitation, personnel files and employee records). During the Non-Competition Period and at all times thereafter, O'Brien will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of himself or any third party except (a) as required in the performance of his duties as an employee, director or stockholder of the Company, (b) as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that O'Brien shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information which is or, without any action by O'Brien, becomes generally available to the public. Upon termination of any employment or consulting relationship between the Company and O'Brien, O'Brien shall promptly return to the Company all physical embodiments of the Confidential Information (regardless of form or medium) in the possession of or under the control of O'Brien.

     5.4. SCOPE OF RESTRICTION. The parties have attempted to limit the scope of the covenants set forth in Section 5 to the extent necessary. The parties recognize, however, that reasonable people may differ in making such determination. Consequently, the parties hereby agree that if the scope and duration of such covenants would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified.

     5.5. REMEDIES. The parties hereto recognize that the Company will suffer irreparable injury in the event of a breach of the terms of Section 5 by O'Brien. In the event of a breach of the terms of Section 5 the Company shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without bond, to restrain the violation of Section 5 by O'Brien or any Persons acting for or in concert with him. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

     5.6. COMMON LAW OF TORTS OR TRADE SECRETS. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

     5.7. SURVIVAL OF SECTION 5. The provisions of Section 5 shall survive the termination of O'Brien's employment and the termination of this Agreement.


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     6.   GENERAL PROVISIONS.

     6.1. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid), sent by facsimile or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and to O'Brien at the addresses indicated below:

          If to the Company:       Insurance Auto Auctions, Inc.
                                   850 East Algonquin Road, Suite 100
                                   Schaumburg, Illinois  60173
                                   Phone: 847-839-3939
                                   Fax: 847-839-3999
                                   Attention: Gaspare G. Ruggirello, Esq.

          With copies to:          Katten Muchin Zavis
                                   525 West Monroe Street, Suite 1600
                                   Chicago, Illinois  60661
                                   Phone: 312-902-5564
                                   Fax: 312-577-8648
                                   Attention: David J. Kaufman, Esq.

          If to O'Brien:           Thomas C. O'Brien
                                   536 S. Blackstone Ave.
                                   Lagrange, IL  60525
                                   Phone: 708-579-1237
                                   Fax: 708-579-9437

          With copies to:          Paul Julian Esq.
                                   1038 N. LaSalle
                                   Chicago, IL  60601
                                   Phone: 312-266-1500
                                   Fax: 312-337-1972

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     6.2. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     6.3. SUCCESSORS AND ASSIGNS. All covenants and agreements contained in this Agreement by or on behalf of either party hereto shall bind such party and its heirs, legal


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representatives, successors and assigns and inure to the benefit of the other party hereto and their heirs, legal representatives, successors and assigns.

     6.4. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois without giving effect to the provisions thereof regarding conflict of laws.

     6.5. RESOLUTION OF DISPUTES; ARBITRATION. Should a dispute arise concerning this Agreement, its interpretation or termination, or O'Brien's employment with the Company, either party may request a conference with the other party to this Agreement and the parties shall meet to attempt to resolve the dispute. Failing such resolution within thirty (30) days of either party's request for a conference, the Company and O'Brien shall endeavor to select an arbitrator who shall hear the dispute. In the event the parties are unable to agree on an arbitrator, O'Brien and Company shall request the American Arbitration Association ("AAA") to submit a list of nine (9) names of persons who could serve as an arbitrator. The Company and O'Brien shall alternately remove names from this list (beginning with the party which wins a flip of a coin) until one person remains and this person shall serve as the impartial arbitrator. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes as promulgated by the AAA. The decision of the arbitrator shall be final and binding on both parties. Each party shall bear equally all costs of the arbitrator.

     The arbitrator shall only have authority to interpret, apply or determine compliance with the provisions set forth in this Agreement, but shall not have the authority to add to, detract from or otherwise alter the language of this Agreement,

     6.6. REPRESENTATIONS OF O'BRIEN. O'Brien hereby represents and warrants to the Company that his execution, delivery and performance of this agreement will not violate or result in any breach of any agreement, contract, understanding or written policy to which O'Brien is subject as a result of any prior employment, any investment or otherwise. O'Brien is not subject to any agreement, contract or understanding which in any way restricts or limits his ability to accept employment with the Company or perform the services contemplated herein.

     6.7. DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     6.8. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

     6.9. AMENDMENTS AND WAIVERS. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by each of the parties hereto. The Company's failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and will not affect the right of the Company to enforce each and every provision hereof in accordance with its terms.

     6.10. NON-ASSIGNMENT. This Agreement shall not be assigned by O'Brien.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    INSURANCE AUTO AUCTIONS, INC.


                                    By:     /s/ Joseph F. Mazzella
                                       -----------------------------------------
                                    Name:   Joseph F. Mazzella
                                    Title:  Chairman of the Board


                                            /s/ Thomas C. O'Brien
                                            ------------------------------------
                                            THOMAS C. O'BRIEN




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